Exhibit 10.10

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is entered into effective as of August 29, 2019 (the “Effective Date”), by and between GPI PLAZA TOWER, LP, a Texas limited partnership (“Landlord”), and FLEX LEASING POWER & SERVICE, LLC, a Delaware limited liability company (“Tenant”).

RECITALS

A.           Landlord and Tenant entered into that certain Office Lease dated February 19, 2018 (the “Lease”), for Suite 900 containing approximately 7,972 rentable square feet (the “Original Premises”), located on the ninth (9th) floor of the office building known as Plaza Tower One located at 6400 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111 (the “Building”).

B.            The parties desire to amend the Lease as more particularly set forth in this First Amendment.

AGREEMENT

NOW, THEREFORE, for and in consideration of the facts mentioned above, the mutual promises set forth below and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.            Capitalized Terms; Recitals. All capitalized terms used in this First Amendment which are not defined herein shall have their meanings in the Lease. The recitals are incorporated into this First Amendment as though set forth in full in it.

2.            Expansion Premises. Commencing on the Expansion Commencement Date (as defined in Exhibit B attached hereto), Landlord hereby leases to Tenant and Tenant leases from Landlord approximately 1,978 rentable square feet on the first floor of the Building, known as Suite 910, as shown on Exhibit A attached hereto and incorporated herein by this reference (the “Expansion Premises”), for a term that is coterminous with the Term, subject to all of the terms and provisions of the Lease, as amended by this First Amendment. Landlord will deliver the Expansion Premises to Tenant in accordance with Exhibit B attached hereto and incorporated herein by this reference (the “Work Letter”). Landlord estimates that the delivery and commencement date for the Expansion Premises will be December 1, 2019; provided, however, that the actual “Expansion Commencement Date” will be determined pursuant to the Work Letter.

3.            Premises. As of the Expansion Commencement Date, (a) the Original Premises and the Expansion Premises will collectively constitute the “Premises” under the Lease, (b) the Premises Rentable Area shall consist of a total of approximately 9,950 rentable square feet, (c) all references in the Lease to the “Premises” will be deemed to refer, collectively, to the Original Premises and the Expansion Premises, and (d) all references in the Lease to “Exhibit B” shall be deemed to include Exhibit A attached to this First Amendment.

4.            Basic Rent. Landlord agrees not to demand or collect from Tenant Basic Monthly Rent for the Expansion Premises the first four (4) months following the Expansion Commencement Date (the “Expansion Abatement Period”). If the Expansion Abatement Period ends on a day other than the first day of a calendar month, Basic Monthly Rent for the Expansion Premises for the month in which the Expansion Abatement Period ends shall be prorated based on the number of days after the Expansion Abatement Period in such month and the number of days in such month. If a default beyond any applicable cure period provided for herein occurs at any time during the Term and Landlord seeks to terminate the Lease as a result of such default, the abated Basic Monthly Rent for the Expansion Abatement Period will be immediately due and payable. The first day following the expiration of the Expansion Abatement Period shall be the “Expansion Premises Rent Commencement Date.” Prior to the Expansion Premises Rent Commencement Date, Tenant shall continue to pay Basic Rent for the Original Premises in accordance with the terms of the Lease. Notwithstanding anything to the contrary contained in the Lease, commencing on the Expansion Premises Rent Commencement Date, and continuing through the Term, Tenant shall pay monthly installments of Basic Rent for the entire Premises (on the same terms and conditions as set forth in the Lease, as modified herein) as set forth in the table below:

Rental Period	Annual Rate per Square Foot of Premises Rentable Area	Basic Monthly Rent
From the Expansion Premises Rent Commencement Date through September 30, 2020	$31.78	$26,350.92
October 1, 2020 – September30, 2021	$32.57	$27,005.96
October 1, 2021 – September 30, 2022	$33.38	$27,677.58
October 1, 2022 – September 30, 2023	$34.22	$28,374.08

5.            Tenant’s Share. Effective as of the Expansion Commencement Date, Tenant’s Share, as defined in Section 6 of the Basic Lease Information of the Lease, is hereby amended to be “2.17%”.

6.            Base Year. The Operating Base Year and Tax Base for the Expansion Premises shall be the calendar year 2020. The Operating Base Year and Tax Base for the Original Premises shall continue to be as set forth in the Lease.

7.            Condition of Expansion Premises. Landlord shall construct the Expansion Improvements (as defined in the Work Letter) pursuant to the terms and conditions of the Work Letter. The Work Letter shall be deemed effective upon both parties’ execution of this First Amendment and shall not need to be separately executed by the parties hereto. Other than as set forth in the Work Letter attached as Exhibit B hereto, Landlord shall have no obligation for the completion or remodeling of the Original Premises or the Expansion Premises, and Tenant shall accept the Expansion Premises in their “as is” condition as of the Expansion Commencement Date.

8.            Parking. As of the Expansion Commencement Date, Tenant shall lease from Landlord an additional six (6) unreserved parking permits in the Garage (for a total of twenty-seven (27) unreserved parking permits), pursuant to the terms of Exhibit F and the Lease, Landlord agrees not to demand or collect from Tenant Parking Rent for such additional parking permits during the existing Parking Abatement Period (which, for the avoidance of doubt, expires by its terms on April 30, 2020).

9.            Additional Security Deposit. As of the Effective Date, Landlord and Tenant acknowledge and agree that Landlord holds a Security Deposit in the amount of $22,732.29 pursuant to Section 13 of the Basic Lease Information and Article 3 of the Lease. Prior to the Expansion Commencement Date, Tenant shall deliver to Landlord the sum of $5,641.79 as an additional security deposit to be held by Landlord under the Lease. As of such additional deposit, Section 13 of the Basic Lease Information is amended to provide that the Security Deposit under the Lease is $28,374.08.

10.          Broker. Tenant represents and warrants to Landlord that no broker or agent negotiated or was instrumental in the negotiation or consummation of this First Amendment other than the Brokers (as defined in Section 17 of the Basic Lease Information, except that Katy Sheehy is hereby amended to be Abby Pattillo). Landlord and Tenant each agree to indemnify and hold harmless the other party against any loss, expense, cost or liability incurred by such party as a result of any claims by any brokers acting on behalf of, or claiming to be acting on behalf of, the indemnifying party other than the Brokers.

11.          No Further Modifications. Except as otherwise set forth in this First Amendment, the terms and conditions of the Lease remain unchanged and in full force and effect. In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall govern and control.

12.          Headings. The paragraph headings that appear in this First Amendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.

13.          Severability. In the event that any one or more of the provisions of this First Amendment shall for any reason be held to be invalid or unenforceable, the remaining provisions of this First Amendment shall be unimpaired, and shall remain in full force and effect and be binding upon the parties hereto.

14.          Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which when executed and delivered shall together constitute one and the same instrument.

15.          Authority. Each party represents that the person executing this First Amendment for such party is acting on behalf of such party and is duly authorized to execute this First Amendment for such party.

16.          Entire Agreement. This First Amendment constitutes the entire and complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, statements, promises, understandings, arrangements, and commitments.

17.          Governing Law. This First Amendment shall be governed by and construed in accordance with the internal laws and decisions of the state in which the Premises are located.

18.          Binding Effect. This First Amendment becomes effective as of the Effective Date only upon execution by both Landlord and Tenant.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Office Lease as of the date first written above.

LANDLORD:			TENANT:

GPI PLAZA TOWER, LP, a Texas limited			FLEX LEASING POWER & SERVICE, LLC,
partnership			a Delaware limited liability company

By:	Granite Properties, Inc.,
	a Delaware corporation		By:	/s/ Doug Baltzer
	Its general partner		Name:	Doug Baltzer
			Title:	Chief Commercial Officer

	By:	/s/ Stephanie T. Lawrence
Stephanie T. Lawrence
Senior Managing Director

EXHIBIT A

DEPICTION OF EXPANSION PREMISES

Exhibit A

EXHIBIT B

WORK LETTER

1.	Plans.

1.1          Space Plan. Landlord and Tenant have agreed that the Expansion Premises will be improved in accordance with the plans and specifications, including without limitation the Space Plan and related Notes dated April 18, 2019, attached hereto as Schedule B-1 (herein referred to as the “Space Plan”) approved and initialed by Landlord and Tenant.

1.2          Design and Color Scheme. Within seven (7) business days after the Effective Date of the First Amendment, Tenant’s representatives shall meet with Landlord’s space planner, at Tenant’s expense (provided that such expense may be included in the Expansion Allowance) to arrive at an acceptable design of and color scheme for the Expansion Premises (such design and color scheme, when approved by Landlord and Tenant, the “Design and Color Scheme”) and an acceptable product specification list for all materials, products, finishes and work that Tenant desires to use that are not Building Standard (such product specification list, when approved by Landlord and Tenant, the “Above Standard Product Specification List”). The Design and Color Scheme shall, in Landlord’s sole judgment, conform to the design criteria from time to time established by Landlord for the Building, and the Above Standard Product Specification List shall be acceptable to Landlord in all respects. Delays in construction of the Expansion Improvements (hereinafter defined) caused by Tenant’s specification of a material, product, finish or type of work included in the Above Standard Product Specification List shall constitute a Tenant Delay (hereinafter defined). Each day thereafter that the Design and Color Scheme and Above Standard Product Specification List are not approved by Tenant shall constitute one (1) day of Tenant Delay.

1.3          Compliance with Disability Acts. Tenant shall promptly provide Landlord and Landlord’s space planner and/or architect, as applicable, with all information needed to cause the construction of the Expansion Improvements to be completed such that Tenant, the Expansion Premises and the Expansion Improvements (as constructed) will be in compliance with the Disability Acts.

1.4          Construction Plans. On or before seven (7) business days after approval of both the Design and Color Scheme and the Above Standard Product Specification List by Landlord and Tenant, Landlord’s space planner and engineer will meet to prepare construction plans (such construction plans, when approved, and all changes and amendments thereto agreed to by Landlord and Tenant in writing, the “Construction Plans”) for all of the improvements to the Expansion Premises (individually and collectively, the “Expansion Improvements”) described in the Space Plan, the Design and Color Scheme and the Above Standard Product Specification List, including complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets and Building Standard heating, ventilation and air conditioning equipment and controls. Within five (5) business days after the Construction Plans are delivered to Tenant, Tenant shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and, if disapproved, Tenant shall provide Landlord and Landlord’s space planner and engineer specific reasons for disapproval. If Tenant disapproves of any aspect of the Construction Plans, Landlord shall cause Landlord’s space planner and engineer to revise the applicable portions of the Construction Plans to address Tenants objections, and shall deliver such revised documentation to Tenant. The foregoing process shall continue until the Construction Plans are approved by Tenant; provided that if Tenant fails to respond in any five (5) business day period, Tenant shall be deemed to have approved the last submitted construction plans. Each day thereafter that the Construction Plans are not approved by Tenant shall constitute one (1) day of Tenant Delay. The Expansion Improvements shall not include any of Tenant’s trade fixtures, equipment, furniture, furnishings, telephone and date equipment or other personal property.

Exhibit B, Page 1

1.5          Changes to Approved Plans. If any redrawing or re-drafting of either the Space Plan, the Design and Color Scheme, the Above Standard Product Specification List or the Construction Plans is necessitated by Tenant’s requested changes (all of which shall be subject to Landlord’s approval), the expense of any such re-drawing or re-drafting required in connection therewith and the expense of any work and improvements necessitated by such re-drawing or re-drafting will be charged to Tenant.

1.6          Coordination of Planners and Designers. If Tenant shall arrange for interior design services or services above the scope of work referenced in 1.4 above, whether with Landlord’s space planner or any other planner or designer, it shall be Tenant’s responsibility to cause necessary coordination of its agents’ efforts with Landlord’s agents to ensure that no delays are caused to either the planning or construction of the Expansion Improvements.

2.            Construction and Costs of the Expansion Improvements

2.1            Construction Obligation and Expansion Allowance. Landlord shall deliver, and Tenant shall accept, the Expansion Premises in “as is” condition subject to construction of the Expansion Improvements. Landlord agrees to obtain no less than three (3) different competitive bids to construct the Expansion Improvements, at Tenant’s cost and expense; provided, however, Landlord shall provide Tenant with an allowance up to $30.00 per square foot of rentable area of the Expansion Premises (the “Expansion Allowance”) which allowance shall be used solely for the Expansion Improvements and which allowance shall be disbursed by Landlord, from time to time, for payment of (in the following priority) (i) the contract sum required to be paid to the general contractor engaged to construct Expansion Improvements (the “Contract Sum”), (ii) the fees of the preparer of the Construction Plans and (iii) payment of the Construction Management Fee (hereinafter defined) (the foregoing costs hereinafter collectively, the “Permitted Costs”). Upon completion of the Expansion Improvements and in consideration of Landlord’s administering the construction of the Expansion Improvements, Tenant agrees to pay Landlord a fee equal to three percent (3%) of the Contract Sum (the “Construction Management Fee”). Any unused portion of the Expansion Allowance must be utilized within the first twelve (12) months after the Expansion Premises Commencement Date.

Exhibit B, Page 2

2.2          Excess Costs. If the sum of the Permitted Costs exceeds the Expansion Allowance, then Tenant shall pay all such excess costs (the “Excess Costs”), provided, however, Landlord will, prior to the commencement of construction of the Expansion Improvements, advise Tenant of the Excess Costs, if any, and the Contract Sum. Tenant shall have three (3) business days from and after the receipt of such advice within which to approve or disapprove the Contract Sum and the Excess Costs. If Tenant fails to approve same by the expiration of the third (3rd) such business day, then Tenant shall be deemed to have approved the proposed Contract Sum and Excess Costs. If Tenant disapproves the Contract Sum and Excess Costs within such three (3) business day period, then Tenant shall reduce the scope of the Expansion Improvements such that there shall be no Excess Costs. Subject to the last sentence of this subsection, the foregoing process shall continue until a Contract Sum and resulting Excess Costs, if any, are accepted or deemed accepted by Tenant. Landlord and Tenant must approve (or be deemed to have approved) the Contract Sum for the construction of the Expansion Improvements in writing prior to the commencement of construction.

2.3          Liens Arising from Excess Costs. Tenant agrees to keep the Original Premises and the Expansion Premises free from any liens arising out of nonpayment of Excess Costs. The terms of Article 9 of the Lease shall apply to any such liens.

2.4          Construction Deposit. Tenant shall remit to Landlord an amount (the “Prepayment”) equal to the projected Excess Costs, if any, prior to commencement of construction by Landlord and commencement of work required by each change order involving Excess Costs-during the construction period. Should Tenant fail to timely make a Prepayment, Landlord shall have the right to suspend construction and each day of delay shall be a Tenant Delay. All sums due Landlord under this Section 2.4 shall be considered Rent under the terms of the Lease and nonpayment shall constitute a default under the Lease and entitle Landlord to any and all remedies specified in the Lease, including without limitation, Late Charges.

3.            Delays. Each delay in the completion of construction of the Expansion Improvements or in obtaining a certificate of occupancy or a final inspection, if required by the applicable governmental authority, caused by Tenant, Tenant’s Contractors (hereinafter defined) or any person, firm or corporation employed by Tenant or Tenant’s Contractors shall constitute a ‘Tenant Delay” (herein so called).

4.            Expansion Premises Commencement Date. Landlord estimates that the delivery of the Expansion Premises to Tenant shall occur on December 1, 2019; provided, however, that the actual “Expansion Premises Commencement Date” shall be the date the Expansion Improvements in the Expansion Premises are Substantially Complete (as defined below), adjusted backward, however, by one day for each day of Tenant Delays, if any.

5.            Substantial Completion and Punch List. The terms “Substantial Completion” and “Substantially Complete” as applicable, shall mean when the Expansion Improvements are sufficiently completed in accordance with the Construction Plans so that Tenant can reasonably use the Expansion Premises for the Permitted Use (as described in the Basic Lease Information). When Landlord considers the Expansion Improvements to be Substantially Complete, Landlord will notify Tenant and within two (2) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Expansion Premises and identify any necessary touch-up work, repairs and minor completion items as are necessary for final completion of the Expansion Improvements (collectively, the “Punch List Items”). Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on the Punch List Items. Landlord will cause the contractor to complete all Punch List Items within thirty (30) days after Landlord’s and Tenant’s agreement thereon.

Exhibit B, Page 3

6.            Tenant’s Contractors. If Tenant should desire to enter the Expansion Premises or authorize its agent to do so prior to the Expansion Premises Commencement Date, to perform approved work not requested of the Landlord, Landlord shall permit such entry upon, and subject to, the following terms and conditions:

(a)          Tenant shall use only such contractors selected by Tenant but approved by Landlord in its reasonable discretion and Landlord shall have approved the plans to be utilized by Tenant, which approval will not be unreasonably withheld; and

(b)          Tenant, its contractors, workmen, mechanics, engineers, space planners or such others as may enter the Expansion Premises (collectively, “Tenant’s Contractors”), shall work in harmony with and shall not in any way disturb or interfere with Landlord’s space planners, architects, engineers, contractors, workmen, mechanics or other agents or independent contractors in the performance of their work (collectively, “Landlord’s Contractors”) or other tenants in the Building, it being understood and agreed that if entry of Tenant or Tenant’s Contractors would cause, has caused or is causing a material disturbance to Landlord or Landlord’s Contractors or other tenants, then Landlord may, with notice, refuse admittance to Tenant or Tenant’s Contractors causing such disturbance; and

(c)          Tenant, Tenant’s Contractors and other agents shall provide Landlord sufficient evidence that each is covered under Worker’s Compensation, and Commercial General Liability Insurance of $5,000,000 per occurrence for Tenant’s Contractors which are involved in the actual construction of improvements or the installation of fixtures within the Expansion Premises or Worker’s Compensation and Commercial General Liability Insurance of $2,000,000 per occurrence for Tenant’s Contractors which are involved in the installation of furnishings and equipment, including, without limitation, cabling, carpeting, and window treatments, in the Expansion Premises, together with such property insurance as Landlord may reasonably request for its protection. General Liability Insurance shall include coverage for ongoing and completed construction. Tenant’s Contractors will name Landlord and Property Manager as additional insureds on commercial general liability and property insurance policies. All liability policies will be primary and non-contributory and contain waivers of subrogation in favor of Landlord. Workers Compensation policy shall contain a waiver of subrogation in favor of Landlord.

LANDLORD SHALL NOT BE LIABLE FOR ANY INJURY, LOSS OR DAMAGE TO ANY OF TENANT’S INSTALLATIONS OR DECORATIONS MADE PRIOR TO THE EXPANSION PREMISES COMMENCEMENT DATE AND NOT INSTALLED BY LANDLORD UNLESS SUCH INJURY, LOSS OR DAMAGE TO ANY OF TENANT’S INSTALLATIONS OR DECORATIONS IS CAUSED BY LANDLORD’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. TENANT SHALL INDEMNIFY AND HOLD HARMLESS LANDLORD AND LANDLORD’S CONTRACTORS FROM AND AGAINST ANY AND ALL COSTS, EXPENSES, CLAIMS, LIABILITIES AND CAUSES OF ACTION ARISING OUT OF OR IN CONNECTION WITH WORK PERFORMED IN THE EXPANSION PREMISES BY OR ON BEHALF OF TENANT (BUT EXCLUDING WORK PERFORMED BY LANDLORD OR LANDLORD’S CONTRACTORS). LANDLORD IS NOT RESPONSIBLE FOR THE FUNCTION AND MAINTENANCE OF THE EXPANSION IMPROVEMENTS WHICH ARE DIFFERENT FROM THE BUILDING STANDARD IMPROVEMENTS AT THE PROPERTY OR IMPROVEMENTS, EQUIPMENT, CABINETS OR FIXTURES NOT INSTALLED BY LANDLORD. SUCH ENTRY BY TENANT AND TENANT’S CONTRACTORS PURSUANT TO THIS SECTION 6 SHALL BE DEEMED TO BE UNDER ALL OF THE TERMS, COVENANTS, PROVISIONS AND CONDITIONS OF THE LEASE EXCEPT THE COVENANT TO PAY RENT WITH RESPECT TO THE EXPANSION PREMISES.

Exhibit B, Page 4

7.            Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

LANDLORD’S REPRESENTATIVE:

NAME	Richard Vannatta, Granite Properties
ADDRESS	6400 South Fiddlers Green Circle, Suite 500
Greenwood Village, CO 80111
PHONE	303-804-4715
E-MAIL:	rvannatta@graniteprop.com

TENANT’S REPRESENTATIVE:

NAME	Doug Baltzer
ADDRESS	6400 S. Fiddler’s Green Circle, Suite 900
Greenwood Village, CO 80111
PHONE	720-573-7664
E-MAIL:	Doug.baltzer@flexleasingpower.com

Exhibit B, Page 5

Schedule B-1

Space Plan

Schedule B-1, Page 1

KEY PLAN - (9,950 RSF TOTAL SUITE)
SCALE: NTS

FINISH SCHEDULE

[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

DEMOLITION PLAN
SCALE: 3/16" = 1'-0"

PARTITION PLAN- (1,978 RSF EXPANSION SPACE ONLY)
SCALE: 3/16" = 1'-0"

NOT FOR CONSTRUCTION

LEWIS HIMES

ARCHITECTURE & SPACE PLANNING

FLEX LEASING - SUITE 900 EXPANSION SPACE
PLAZA TOWER ONE
6400 S. FIDDLERS GREEN CIRCLE
GREENWOOD VILLAGE, CO 80111

PRICING PLAN

PP-1

Schedule B-1, Page 2